EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Delivers Growth in Profitability and Cash Flow; Announces Reinvention to Drive Sustainable Profit Improvement and Revenue Growth

Financial Summary
Q3 2023
•Revenue of $1.65 billion, down 5.7 percent, or 7.4 percent in constant currency.
•GAAP net income of $49 million, or $0.28 per share, up $432 million or $2.76 per share, year-over-year, respectively.
•Adjusted net income of $77 million, or $0.46 per share, up $44 million or $0.27 per share, year-over-year, respectively.
•Adjusted operating margin of 4.1 percent, up 40 basis points year-over-year.
•Operating cash flow of $124 million, up $132 million year-over-year.
•Free cash flow of $112 million, up $130 million year-over-year.
•Announces Reinvention, expected to deliver improvement in adjusted operating income of at least $300 million by 2026.

NORWALK, Conn., October 24th, 2023 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2023 third-quarter results.

“Growth in adjusted profit, EPS and free cash flow reflects solid execution of our strategic priorities amid a challenging macro backdrop,” said Steve Bandrowczak, chief executive officer at Xerox. “As we continue simplifying and focusing our operations, Reinvention will reposition our business to enable sustainable profit improvement and revenue growth through the expansion of services that best serve our clients’ needs.”
Third-Quarter Key Financial Results

(in millions, except per share data)	Q3 2023	Q3 2022	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,652	$1,751	$(99)	(5.7)% AC (7.4)% CC(1)
Gross Margin	32.4%	31.8%	60 bps
RD&E %	3.1%	4.2%	110 bps
SAG %	25.2%	23.9%	(130) bps
Pre-Tax Income (Loss)(2)	$63	$(380)	$443	NM
Pre-Tax Income (Loss) Margin(2)	3.8%	(21.7)%	NM
Operating Income - Adjusted (1)	$68	$65	$3	4.6%
Operating Income Margin - Adjusted (1)	4.1%	3.7%	40 bps
GAAP Diluted Earnings (Loss) per Share(2)	$0.28	$(2.48)	$2.76	NM
Diluted Earnings Per Share - Adjusted (1)	$0.46	$0.19	$0.27	142%
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(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)Third quarter 2022 pre-tax loss and EPS include a $412 million non-cash goodwill impairment charge ($395 million after-tax), or $2.54 per share.

Third-Quarter Segment Results

(in millions)	Q3 2023	Q3 2022	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,575	$1,676	$(101)	(6.0)%
Financing (FITTLE)	98	98	—	—%
Intersegment Elimination (1)	(21)	(23)	2	(8.7)%
Total Revenue	$1,652	$1,751	$(99)	(5.7)%
Profit
Print and Other	$64	$63	$1	1.6%
Financing (FITTLE)	4	2	2	100.0%
Total Profit	$68	$65	$3	4.6%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

2023 Guidance
•Revenue: flat to down low-single-digits in constant currency
•Adjusted Operating Margin: 5.5% to 6.0%
•Free cash flow: at least $600 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax income (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

A reconciliation of the estimated adjusted operating income expected to be delivered by the Reinvention to the closest GAAP financial measure, pre-tax income, is not provided because pre-tax income for those periods is not available without unreasonable effort, in part because the amount of estimated restructuring and other incremental costs related to the Reinvention is not available at this time.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2023	2022	2023	2022
Revenues
Sales	$644	$690	$1,999	$1,949
Services, maintenance and rentals	962	1,010	2,975	3,061
Financing	46	51	147	156
Total Revenues	1,652	1,751	5,121	5,166
Costs and Expenses
Cost of sales	435	508	1,312	1,430
Cost of services, maintenance and rentals	651	659	1,987	2,015
Cost of financing	30	28	100	78
Research, development and engineering expenses	52	73	173	235
Selling, administrative and general expenses	416	418	1,256	1,332
Goodwill impairment	—	412	—	412
Restructuring and related costs, net	10	22	35	41
Amortization of intangible assets	12	10	33	31
PARC donation	—	—	132	—
Other expenses, net	(17)	1	34	66
Total Costs and Expenses	1,589	2,131	5,062	5,640
Income (Loss) before Income Taxes & Equity Income(1)	63	(380)	59	(474)
Income tax expense (benefit)	15	3	1	(27)
Equity in net income of unconsolidated affiliates	1	1	2	3
Net Income (Loss)	49	(382)	60	(444)
Less: Net income (loss) attributable to noncontrolling interests	—	1	1	(1)
Net Income (Loss) Attributable to Xerox Holdings	$49	$(383)	$59	$(443)

Basic Earnings (Loss) per Share	$0.29	$(2.48)	$0.31	$(2.91)
Diluted Earnings (Loss) per Share	$0.28	$(2.48)	$0.30	$(2.91)
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(1) Referred to as “Pre-tax income (loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net Income (Loss)	$49	$(382)	$60	$(444)
Less: Net income (loss) attributable to noncontrolling interests	—	1	1	(1)
Net Income (Loss) Attributable to Xerox Holdings	49	(383)	59	(443)

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(122)	(277)	19	(636)
Unrealized gains (losses), net	1	6	—	(19)
Changes in defined benefit plans, net	55	54	14	96
Other Comprehensive (Loss) Income, Net	(66)	(217)	33	(559)
Less: Other comprehensive income, net attributable to noncontrolling interests	1	—	—	—
Other Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	(67)	(217)	33	(559)

Comprehensive (Loss) Income, Net	(17)	(599)	93	(1,003)
Less: Comprehensive income (loss), net attributable to noncontrolling interests	1	1	1	(1)
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(18)	$(600)	$92	$(1,002)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$532	$1,045
Accounts receivable (net of allowance of $61 and $52, respectively)	880	857
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	80	93
Finance receivables, net	906	1,061
Inventories	728	797
Other current assets	228	254
Total current assets	3,354	4,107
Finance receivables due after one year (net of allowance of $95 and $113, respectively)	1,605	1,948
Equipment on operating leases, net	257	235
Land, buildings and equipment, net	273	320
Intangible assets, net	183	208
Goodwill, net	2,716	2,820
Deferred tax assets	701	582
Other long-term assets	1,355	1,323
Total Assets	$10,444	$11,543
Liabilities and Equity
Short-term debt and current portion of long-term debt	$870	$860
Accounts payable	1,031	1,331
Accrued compensation and benefits costs	276	258
Accrued expenses and other current liabilities	829	881
Total current liabilities	3,006	3,330
Long-term debt	2,739	2,866
Pension and other benefit liabilities	1,131	1,175
Post-retirement medical benefits	175	184
Other long-term liabilities	371	411
Total Liabilities	7,422	7,966

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	157	156
Additional paid-in capital	1,619	1,588
Treasury stock, at cost	(553)	—
Retained earnings	5,070	5,136
Accumulated other comprehensive loss	(3,504)	(3,537)
Xerox Holdings shareholders’ equity	2,789	3,343
Noncontrolling interests	9	10
Total Equity	2,798	3,353
Total Liabilities and Equity	$10,444	$11,543

Shares of common stock issued	157,151	155,781
Treasury stock	(34,245)	—
Shares of Common Stock Outstanding	122,906	155,781

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Cash Flows from Operating Activities
Net Income (Loss)	$49	$(382)	$60	$(444)

Adjustments required to reconcile Net income (loss) to cash flows provided by (used in) operating activities
Depreciation and amortization	63	65	189	205
Provisions	16	13	37	48
Net gain on sales of businesses and assets	(35)	(16)	(37)	(17)
PARC donation	—	—	132	—
Stock-based compensation	12	13	40	63
Goodwill impairment	—	412	—	412
Restructuring and asset impairment charges	11	22	25	44
Payments for restructurings	(9)	(17)	(23)	(38)
Non-service retirement-related costs	4	(7)	14	(18)
Contributions to retirement plans	(43)	(34)	(75)	(106)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(11)	1	(47)	(48)
Decrease (increase) in inventories	38	(41)	50	(136)
Increase in equipment on operating leases	(32)	(27)	(109)	(74)
Decrease (increase) in finance receivables	83	(27)	490	(10)
(Increase) decrease in other current and long-term assets	(23)	1	(8)	36
Increase (decrease) in accounts payable	—	26	(290)	198
Increase in accrued compensation	23	22	16	29
Decrease in other current and long-term liabilities	(20)	(25)	(159)	(73)
Net change in income tax assets and liabilities	(7)	(5)	(24)	(81)
Net change in derivative assets and liabilities	(6)	(4)	16	(10)
Other operating, net	11	2	—	(7)
Net cash provided by (used in) operating activities	124	(8)	297	(27)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(12)	(10)	(27)	(39)
Proceeds from sales of businesses and assets	37	23	40	49
Acquisitions, net of cash acquired	—	(41)	(7)	(93)
Other investing, net	—	(5)	(3)	(12)
Net cash provided by (used in) investing activities	25	(33)	3	(95)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	495	(126)	(131)	(505)
Dividends	(43)	(43)	(131)	(131)
Payments to acquire treasury stock, including fees	(544)	—	(544)	(113)
Other financing, net	(2)	1	(13)	(6)
Net cash used in financing activities	(94)	(168)	(819)	(755)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	(17)	(3)	(31)
Increase (decrease) in cash, cash equivalents and restricted cash	48	(226)	(522)	(908)
Cash, cash equivalents and restricted cash at beginning of period	569	1,227	1,139	1,909
Cash, Cash Equivalents and Restricted Cash at End of Period	$617	$1,001	$617	$1,001

Third Quarter 2023 Overview
In the third quarter 2023, earnings and cash flow grew despite a decline in revenue, evidencing an ability to manage profitability amid fluctuations in revenue through strategic initiatives, cost efficiency actions and productivity. The decline in revenue for the third quarter 2023 reflects declines in certain cyclical, low margin post-sale revenue categories, as well as declines in revenue associated with strategic actions put in place to simplify our business, partially offset by a stable demand for our products and services.
Equipment sales of $386 million in the third quarter 2023 declined 1.0% in actual currency, or 2.1% in constant currency1, primarily due to the prior year reduction in backlog2. Consistent with recent quarters, revenue trends outpaced equipment installation activity, due to favorable product and geographic mix, as well as higher prices. This was particularly true with our A3 products, which experienced unfavorable geographic mix effects in the prior year due to backlog2 reductions in EMEA. Entry A4 installations were lower again this quarter, due to the ongoing normalization of work from home trends. Post sale revenue of $1,266 million declined 7.0% in actual currency or 9.0% in constant currency1. Post sale declines were primarily driven by reductions in cyclical transactional items, most notably a significant decline in lower-margin paper sales and IT endpoint devices. Post sale revenue was further impacted by the termination of Fuji royalty income and specific strategic actions, resulting in lower financing and PARC revenue.
Pre-tax income increased year-over-year primarily due to the Goodwill impairment charge in the prior year period and lower RD&E expenses, Other expenses, net and Restructuring and related costs, net. Adjusted1 operating income was up slightly year-over-year as the effects of lower revenue and gross profit, along with higher incentive compensation and bad debt expenses, were offset by ongoing operating efficiencies and pricing actions.
Total Revenue is expected to be flat to down low-single-digits in constant currency1 for the full-year 2023. There continues to be momentum in demand for our products and services in the Americas, particularly for our faster-growing Digital Services. However, during third quarter 2023 there has been a mild softening of demand in our European markets, reflecting weaker macroeconomic conditions. As a result, revenue is expected to come in at the lower end of the expected range. The Company expects a difficult equipment sales revenue comparison in the fourth quarter 2023 due to the significant prior year reduction in backlog2. Further, the headwinds affecting post sale revenue in third quarter 2023 are expected to persist in fourth quarter 2023. Adjusted1 operating income margin continues to be in the expected range of 5.5% to 6.0% for full-year 2023, due to the successful implementation of ongoing cost efficiency programs and a focus on generating profitable revenue. We also expect free cash flow1 for full-year 2023 to be at least $600 million.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Equipment sales	$386	$390	(1.0)%	(2.1)%	23%	22%
Post sale revenue	1,266	1,361	(7.0)%	(9.0)%	77%	78%
Total Revenue	$1,652	$1,751	(5.7)%	(7.4)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Sales	$644	$690	(6.7)%	(8.5)%
Less: Supplies, paper and other sales	(258)	(300)	(14.0)%	(16.7)%
Equipment Sales	$386	$390	(1.0)%	(2.1)%

Services, maintenance and rentals	$962	$1,010	(4.8)%	(6.4)%
Add: Supplies, paper and other sales	258	300	(14.0)%	(16.7)%
Add: Financing	46	51	(9.8)%	(13.5)%
Post Sale Revenue	$1,266	$1,361	(7.0)%	(9.0)%

Segments
Print and Other	$1,575	$1,676	(6.0)%		95%	96%
FITTLE	98	98	—%		6%	5%
Intersegment elimination (1)	(21)	(23)	(8.7)%		(1)%	(1)%
Total Revenue(2)	$1,652	$1,751	(5.7)%		100%	100%

Go-to-Market Operations
Americas	$1,103	$1,140	(3.2)%	(3.6)%	67%	65%
EMEA	526	567	(7.2)%	(12.1)%	32%	32%
Other	23	44	(47.7)%	(47.7)%	1%	3%
Total Revenue(2)	$1,652	$1,751	(5.7)%	(7.4)%	100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2023	2022	B/(W)
Gross Profit	$536	$556	$(20)
RD&E	52	73	21
SAG	416	418	2

Equipment Gross Margin	31.0%	21.0%	10.0	pts.
Post sale Gross Margin	32.9%	34.9%	(2.0)	pts.
Total Gross Margin	32.4%	31.8%	0.6	pts.
RD&E as a % of Revenue	3.1%	4.2%	1.1	pts.
SAG as a % of Revenue	25.2%	23.9%	(1.3)	pts.

Pre-tax Income (Loss)	$63	$(380)	$443
Pre-tax Income (Loss) Margin	3.8%	(21.7)%	25.5	pts.

Adjusted(1) Operating Income	$68	$65	$3
Adjusted(1) Operating Income Margin	4.1%	3.7%	0.4	pts.
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(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2023	2022
Non-financing interest expense	$14	$21
Interest income	(3)	(4)
Non-service retirement-related costs	4	(7)
Gains on sales of businesses and assets	(35)	(16)
Currency losses, net	6	1
Tax indemnification - Conduent	(7)	—
All other expenses, net	4	6
Other expenses, net	$(17)	$1

Segment Review

	Three Months Ended September 30,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2023
Print and Other	$1,554	$21	$1,575	94%	$64	4.1%
FITTLE	98	—	98	6%	4	4.1%
Total	$1,652	$21	$1,673	100%	$68	4.1%

2022
Print and Other	$1,653	$23	$1,676	94%	$63	3.8%
FITTLE	98	—	98	6%	2	2.0%
Total	$1,751	$23	$1,774	100%	$65	3.7%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended September 30,
(in millions)	2023	2022	% Change
Equipment sales	$381	$384	(0.8)%
Post sale revenue	1,173	1,269	(7.6)%
Intersegment revenue (1)	21	23	(8.7)%
Total Print and Other Revenue	$1,575	$1,676	(6.0)%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the FITTLE segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2023	2022	% Change	CC % Change	2023	2022
Entry	$56	$74	(24.3)%	(25.3)%	15%	19%
Mid-range	260	246	5.7%	4.3%	67%	63%
High-end	67	65	3.1%	0.5%	17%	17%
Other	3	5	(40.0)%	(40.0)%	1%	1%
Equipment Sales (1),(2)	$386	$390	(1.0)%	(2.1)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes equipment sales related to the FITTLE segment of $5 million and $6 million for the third quarter 2023 and 2022, respectively.

FITTLE
FITTLE represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended September 30,
(in millions)	2023	2022	% Change
Equipment sales	$5	$6	(16.7)%
Financing	46	51	(9.8)%
Other Post sale revenue (1)	47	41	14.6%
Total FITTLE Revenue	$98	$98	—%
_____________
(1)Other Post sale revenue includes lease renewal and fee income.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the third quarter 2023 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends:
•Goodwill impairment
•Tax Indemnification - Conduent

Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income (loss) and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Adjusted Net Income and EPS reconciliation

	Three Months Ended September 30,
	2023		2022
(in millions, except per share amounts)	Net Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$49	$0.28	$(383)	$(2.48)
Adjustments:
Goodwill impairment	—		412
Restructuring and related costs, net	10		22
Amortization of intangible assets	12		10
Non-service retirement-related costs	4		(7)
Tax Indemnification - Conduent	(7)		—
Income tax on adjustments(2)	9		(21)
Adjusted	$77	$0.46	$33	$0.19

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		159		157
Fully diluted shares at end of period(4)		125
_____________
(1)Net income (loss) and EPS attributable to Xerox Holdings. Net loss and EPS for the third quarter 2022 include an after-tax non-cash Goodwill impairment charge of $395 million or $2.54 per share.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Common shares outstanding at September 30, 2023, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2023. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the third quarter 2023.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended September 30,
	2023			2022
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$63	$15	23.8%	$(380)	$3	(0.8)%
Goodwill impairment	—	—		412	17
Non-GAAP adjustments(2)	19	(9)		25	4
Adjusted(3)	$82	$6	7.3%	$57	$24	42.1%
_____________
(1)Pre-tax income (loss) and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended September 30,
	2023			2022
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$63	$1,652	3.8%	$(380)	$1,751	(21.7)%
Adjustments:
Goodwill impairment	—			412
Restructuring and related costs, net	10			22
Amortization of intangible assets	12			10
Other expenses, net	(17)			1
Adjusted	$68	$1,652	4.1%	$65	$1,751	3.7%
_____________
(1) Pre-tax income (loss).
Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2023	2022
Reported(1)	$124	$(8)
Less: capital expenditures	12	10
Free Cash Flow	$112	$(18)
_____________
(1)Net cash provided by (used in) operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2023
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $125	~ $7,000	~ 1.8%
Adjustments:
PARC donation	132
Restructuring and related costs, net	65
Amortization of intangible assets	40
Other expenses, net	40
Adjusted (4)	~ $400	~ $7,000	5.5% - 6.0%
_____________
(1)Pre-tax income and Revenue.
(2)Full-year revenue is estimated to be flat to down low-single-digits in constant currency. Revenue of $7.0 billion reflects the midpoint of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the mid-point of the adjusted operating margin guidance range.

Free Cash Flow

(in millions)	FY 2023
Operating Cash Flow (1)	At least $650
Less: capital expenditures	50
Free Cash Flow	At least $600
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Earnings (Loss) per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$49	$(383)	$59	$(443)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net income (loss) available to common shareholders	$45	$(387)	$48	$(454)
Weighted average common shares outstanding	157,132	155,697	156,914	155,799

Basic Earnings (Loss) per Share	$0.29	$(2.48)	$0.31	$(2.91)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$49	$(383)	$59	$(443)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net income (loss) available to common shareholders	$45	$(387)	$48	$(454)
Weighted average common shares outstanding	157,132	155,697	156,914	155,799
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	1,761	—	1,305	—
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	158,893	155,697	158,219	155,799

Diluted Earnings (Loss) per Share	$0.28	$(2.48)	$0.30	$(2.91)

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	245	598	245	598
Restricted stock and performance shares	5,233	5,222	5,688	5,222
Convertible preferred stock	6,742	6,742	6,742	6,742
Total Anti-Dilutive Securities	12,220	12,562	12,675	12,562

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Financing (FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our FITTLE segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The FITTLE segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals and servicing fees.
In December 2022, the Company entered into a finance receivables funding agreement with an affiliate of HPS Investment Partners (HPS) pursuant to which the Company agreed to offer for sale, and HPS agreed to purchase, certain eligible pools of finance receivables on a monthly basis. During the second quarter 2023, the finance receivables funding agreement with HPS was amended to expand the pools of finance receivables eligible for sale and to include the sale of the underlying leased equipment to HPS. In the third quarter 2023, the Company entered into an agreement with PEAC Solutions (a subsidiary of HPS) that named PEAC as the provider of certain leasing and financial services programs for non-Xerox equipment in the U.S. network of independent dealers and resellers.
Geographic Sales Channels
We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, Brazil and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, which includes royalties and licensing revenue.
These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.